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Charlie Arnot
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For Immediate Release:
January 29, 2002

          PSF Group Holdings, Inc. Announces Results for Third Quarter

Kansas City, Mo., - PSF Group Holdings, Inc., the parent company of Premium
Standard Farms, Inc., today reported earnings for its fiscal year 2002 third quarter ended December 29, 2001. Net income for the third quarter was $1.0 million compared to $1.4 million for the third quarter of last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter was $19.6 million compared to $23.3 million for the same period last year.

     "Because of the seasonal nature of the hog production cycle, the industry generally experiences the lowest market prices in the third quarter of our fiscal year. This year the mild weather throughout the fall created excellent growing conditions, which resulted in an increased number of animals for the industry at higher weights than in the third quarter last year. These factors lowered average hog prices for the quarter approximately $3 per hundred weight compared to the same period last year," said John M. Meyer, CEO. "For the quarter, the market factors were enough to offset good operating performance in both our production and processing businesses. Our operating and financial results for the first nine months of fiscal 2002 continue to be very strong compared to the same period last year."

     Net income for the first nine months of fiscal 2002 was $26.1 million compared with net income of $20.0 million for the same period last year. EBITDA was $102.8 million for the first nine months of fiscal 2002 compared to $87.3 million for the same period last year.

     Net sales for the quarter totaled $173.3 million, up 2.5% from $169.0 million for the comparable period last year. Net sales for the first nine months of fiscal 2002 were $521.0 million, compared to $368.8 million for the same period last year, an increase of 41.3%. The acquisitions of The Lundy Packing
Company and Premium Standard Farms of North Carolina, Inc. accounted for most of the increase in the nine-month sales.

     Premium Standard Farms, Inc., a wholly owned subsidiary of PSF Group
Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale, retail, food service, and institutional markets in the United
States and export customers in more than 20 countries. Premium Standard Farms,
Inc. is the nation's second largest pork producer and seventh largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina and Texas. Additional information is available on the Internet at www.psfarms.com.

                    PSF Group Holdings, Inc. and Subsidiaries
            Unaudited Condensed Consolidated Statements of Operations
                                   (in 000's)

                                                                       13 Weeks Ended                                    39 Weeks Ended
                                                              December 29,        December 23,                 December 29,         December 23,
                                                                  2001                2000                         2001                 2000
                                                            -----------------   ------------------           ------------------   ------------------

Net Sales                                                          $ 173,278            $ 168,957                    $ 521,006            $ 368,789
Cost of Goods Sold                                                   162,272              153,767                      442,984              304,175
                                                            -----------------   ------------------           ------------------   ------------------
     Gross Profit                                                     11,006               15,190                       78,022               64,614

Selling, General and Administrative Expenses                           5,552                5,289                       16,796               12,891
Amortization Expense                                                       -                  635                            -                1,685
Other Income                                                            (348)                (102)                        (455)                (615)
                                                            -----------------   ------------------           ------------------   ------------------
     Operating Income                                                  5,802                9,368                       61,681               50,653

Interest Expense (Income):
   Interest Expense                                                    5,116                7,293                       17,246               17,392
   Interest Income                                                       (95)                (322)                        (363)                (416)
                                                            -----------------   ------------------           ------------------   ------------------
 Interest Expense, net                                                 5,021                6,971                       16,883               16,976
                                                            -----------------   ------------------           ------------------   ------------------
     Earnings before Income Taxes                                        781                2,397                       44,798               33,677

     Income Tax (Benefit) Expense                                       (247)                 982                       17,416               13,664
                                                            -----------------   ------------------           ------------------   ------------------

Net Income before extraordinary items                                  1,028                1,415                       27,382               20,013

Loss on early extinguishment of debt, net of tax                           -                    -                        1,315                    -

                                                            -----------------   ------------------           ------------------   ------------------
Net Income                                                           $ 1,028              $ 1,415                     $ 26,067             $ 20,013
                                                            =================   ==================           ==================   ==================